EXHIBIT 5

                            ASSIGNMENT AGREEMENT
                                  (VOTECO)


               ASSIGNMENT AGREEMENT (this "Agreement"), made as of December 18, 2000, by and between Kelvin L. Davis (the "Seller") and Thomas J. Barrack, Jr. or his designee (the "Purchaser").

               WHEREAS, the parties hereto are parties to an Agreement, dated February 10, 2000 (the "February Agreement"), governing the termination of certain relationships between Seller, Purchaser, Colony Capital, Inc. and their respective affiliates. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the February Agreement.

               WHEREAS, the February Agreement provides that Seller shall sell and Purchaser shall purchase Seller's membership interest in Colony HCR VoteCo, LLC (the "Company").

               NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

               1. Purchase. Seller hereby agrees to sell and Purchaser hereby agrees to purchase all of Seller's membership interest (the "Interest") in the Company in exchange for Purchaser's assumption of that certain Promissory Note, dated February 1, 1999 (the "Note") by Colony HCR in favor of Colony Investors III in the original principal amount of $748,235.

               2. Assignment and Transfer. Upon assumption of the Note by Purchaser, Seller shall have no further direct or indirect membership interests in the Company. Seller represents and warrants that he has full power and authority to sell, assign and transfer the Interests; provided, however, Seller shall not be deemed to have breached this representation and warranty as a result of a failure to have obtained any consents or approvals (other than necessary consents or approvals from any of the Davis Parties) required under the terms of the constitutive documents of the Company or any shareholders or similar agreements or any required regulatory approvals (other than regulatory approvals that Davis is required to obtain). Seller further represents and warrants that Purchaser will acquire title to such Interests, free and clear of all liens, restrictions, charges, encumbrances and adverse claims created by Seller (other than as provided in the constitutive documents of the Company or in any shareholders or similar agreements to which any one of the Colony Companies is a party and as otherwise provided in Section 3.B of the February Agreements). Seller hereby agrees that he shall execute and deliver such additional documents as may be reasonably requested by Purchaser or the Company to complete the transfer to Purchaser of the Interests as herein provided.

               3. Miscellaneous. Sections 14 through 16 of the February Agreement are hereby incorporated herein by reference as if fully set forth herein.


               IN WITNESS WHEREOF, the parties hereby agree to the foregoing as of the date first above written.



                                              /s/ KELVIN L. DAVIS
                                              -----------------------------
                                              KELVIN L. DAVIS


                                              /s/ THOMAS J. BARRACK, JR.
                                              -----------------------------
                                              THOMAS J. BARRACK, JR.